Exhibit 10.1

EXCLUSIVE PATENT LICENSE AGREEMENT

This License Agreement (“Agreement”) is made as of the 17th day of June, 2009 (“Effective Date”), by and between American Power Group, Inc., an Iowa corporation, having a principal place of business at 61 Smith Circle, Algona Iowa, 50511 (“Licensor”) and GreenMan Technologies, Inc., a Delaware corporation, with a principal place of business at 205 South Garfield, Carlisle, Iowa 50047 (“Licensee”), each referred to herein individually as a “Party” and collectively as the “Parties”.

RECITALS

Licensor is the owner of certain Patent Rights (defined below) and desires to grant a license of those Patent Rights to Licensee in connection with the commercial development, manufacture, distribution and sale of Products and Processes (defined below).

Licensee has the capability to commercially develop, manufacture, distribute, and sell Products and Processes as contemplated herein and desires to license such Patent Rights.

For good and valuable consideration, the sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

1.   CERTAIN DEFINITIONS

As used in this Agreement, the following terms shall have the following meanings, unless the context requires otherwise.

1.1           “Affiliate” with respect to either Party shall mean any corporation or other legal entity other than that Party in whatever country organized, controlling, controlled by or under common control with that Party.  The term “control” shall mean direct or indirect ownership of fifty percent (50%) or more of the voting securities having the right to elect directors.

1.2           “Claim” shall mean any pending or issued claim of any Patent Right that has not been permanently revoked, nor held unenforceable or invalid by a decision of a court or other governmental agency of competent jurisdiction that is unappealable or unappealed in the time allowed for appeal.

1.3           “Distributor” shall mean any third party entity to whom Licensee, Licensee Affiliate or a Sublicensee has granted, express or implied, the right to distribute any Product or Process pursuant to Section 2.1(b)(ii).

1.4           “First Commercial Sale” shall mean the initial Sale of a Product or Process anywhere in the applicable License Territory.

1.5           “License Territory” shall mean worldwide.

1.6           “Net Sales” shall be calculated as set forth in this Section 1.6.

(a)	Subject to the conditions set forth below, “Net Sales” shall mean with respect to each Reporting Period:

(i)
the gross amount billed or invoiced, or if no such bill or invoice is issued the amount received, whichever is greatest, by Licensee and its Affiliates for or on account of Sales of Products and Processes;

(ii)	less the following amounts, to the extent separately stated on the bill or invoice, actually paid by Licensee and its Affiliates in effecting such Sale:

(A)	amounts repaid or credited by reason of rejection or return of applicable Products or Processes;

(B)	reasonable and customary trade, quantity or cash rebates or discounts to the extent allowed and taken;

(C)
amounts for outbound transportation, insurance, handling and shipping, but only to the extent separately invoiced in a manner that clearly specifies the charges applicable to the applicable Products; and

(D)
taxes, customs duties and other governmental charges levied on or measured by Sales of Products or Processes, to the extent separately invoiced, whether paid by or on behalf of Licensee so long as Licensee’s price is reduced thereby, but not franchise or income taxes of any kind whatsoever.

(b)
Specifically excluded from the definition of “Net Sales” are amounts attributable to any Sale of any Product or Process between or among Licensee and any Licensee Affiliate and/or SubLicensee, unless the transferee is the end purchaser, user or consumer of such Product or Process.

(c)	No deductions shall be made for any commissions paid to any individuals or for any costs or expenses of collections.

(d)	Net Sales shall be deemed to have occurred and the applicable Product or Process “Sold” on the earliest of the date of billing, invoicing, delivery or payment or the due date for payment.

(e)
If any Product or Process is Sold at a discounted price that is lower than the customary price charged, or for non-cash consideration (whether or not at a discount), Net Sales shall be calculated based on the non-discounted cash amount charged to an independent third party for the Product or Process during the same Reporting Period or, in the absence of such transaction, on the fair market value of the Product or Process.

1.7           “Patent Rights” shall mean the U.S. Patent number 6,003,478, issued on December 21, 1999 or the equivalent of such patent including any divisional, continuation and continuation-in-part thereof, to the extent the claims of any such continuations-in-part are directed to subject matter described in the predicate issued patents or any foreign patent application or Letters Patent or the equivalent thereof issuing thereon or reissue, reexamination or extension thereof, as may be further described in Appendix A.  The term “Patent Rights” shall also include any patent in the field of dual fuel generational development involving hydrogen, methane, and/or other alternative fuels, which patent issues or for which application is filed during the Term of this Agreement, it being understood that any such patent is included in, and covered by, the license and rights granted to Licensee herein.

1.8           “Process” shall mean any process, method or service the use or performance of which, in whole or in part:

(a)	absent the license granted hereunder would infringe, or is covered by, one or more Claims of Patent Rights; or

(b)	employs, is based upon or is derived from Technological Information.

1.9           “Product” shall mean any article, device, or equipment, the manufacture, use, or sale of which, in whole or in part:

(a)	absent the license granted hereunder would infringe, or is covered by, one or more Claims of Patent Rights; or

(b)	employs, is based upon or is derived from Technological Information.

1.10           “Reporting Period” shall mean each three month period ending March 31, June 30, September 30 and December 31.

1.11           “Sublicense Income” shall mean consideration in any form received by Licensee and/or Licensee’s Affiliate(s) in connection with or otherwise attributable to a grant of a sublicense or any other right, license, privilege or immunity (regardless of whether such grantee is a “SubLicensor” as defined in this Agreement) to make, have made, use, have used, Sell or have Sold Products or Processes, but excluding consideration included within Net Sales.  Sublicense Income shall include without limitation any license signing fee, license maintenance fee, unearned portion of any minimum royalty payment, distribution or joint marketing fee, research and development funding in excess of the cost of performing such research and development, and any consideration received for an equity interest in, extension of credit to or other investment in Licensee or Licensee’s Affiliates to the extent such consideration exceeds the fair market value of the equity or other interest received as determined by agreement of the Parties or by an independent appraiser mutually agreeable to the Parties.

1.12           “SubLicensor” shall mean any sublicensor of rights granted in accordance with Section 2.1(a)(ii).  For purpose of this Agreement, a Distributor of a Product or Process shall not be included in the definition of SubLicensor unless such Distributor (i) is granted any right to make, have made, use or have used Products or Processes in accordance with Section 2.1(a)(ii), or (ii) has agreed to pay to Licensee or its Affiliate(s) royalties on such Distributor’s sales of Products or Processes, in which case such Distributor shall be a SubLicensor for all purposes of this Agreement.

1.13           “Sell” (and “Sale” and “Sold” as the case may be) shall mean to sell or have sold, to lease or have leased, to import or have imported or otherwise to transfer or have transferred a Product or Process for valuable consideration (in the form of cash or otherwise), and further in the case of a Process to use or perform such Process for the benefit of a third party.

1.14           “Technological Information” shall mean research data, designs, formulae, process information and other information pertaining to the invention(s) claimed in the Patent Rights that is created and owned by Licensor and is not confidential information of or otherwise obligated to any third party and which Licensor knows and reasonably believes is necessary in order for Licensee to utilize the licenses granted hereunder, as further described in Appendix B.

2.   LICENSE

2.1           Grant of License.

(a)	Subject to the terms of this Agreement and Licensor’s rights in Patent Rights, Licensor hereby grants to Licensee in the License Territory:

(i)
an exclusive (against the Licensor and against all third parties), royalty-bearing license under its rights in Patent Rights to make, have made, use, have used, Sell and have Sold Products and Processes;

(ii)
the right to grant sublicenses under the rights granted in Section 2.1(a)(i) to SubLicensors, provided that in each case Licensee shall be responsible for the performance of any obligations of SubLicensors relevant to this Agreement as if such performance were carried out by Licensee itself, including, without limitation, the payment of any royalties or other payments provided for hereunder, regardless of whether the terms of any sublicense provide for such amounts to be paid by the SubLicensor directly to Licensor; and

(iii)	the exclusive (against the Licensor and against all third parties) right to use Technological Information disclosed by Licensor to Licensee hereunder in accordance with this Agreement.

(b)	The license granted in Section 2.1(a) above includes:

(i)	the right to grant to the final purchaser, user or consumer of Products the right to use such purchased Products in a method coming within the scope of Patent Rights within the License Territory; and

(ii)
the right to grant a Distributor the right to Sell (but not to make, have made, use or have used) such Products and/or Processes for or on behalf of Licensee, its Affiliates and SubLicensees in a manner consistent with this Agreement, provided, however, that a Distributor (as that term is used in this Section 2.1(b)(ii)) cannot be an Affiliate of the Licensee without the Licensor’s prior written consent.

(c)
The foregoing license grant shall include the grant of such license to any Affiliate of Licensee, provided that such Affiliate shall assume the same obligations as those of Licensee and be subject to the same terms and conditions hereunder; and further provided that Licensee shall be responsible for the performance of all of such obligations and for compliance with all of such terms and conditions by Affiliate.

2.2           Sublicenses.  Each sublicense granted hereunder shall be consistent with and comply with all terms of this Agreement, shall incorporate terms and conditions sufficient to enable Licensee to comply with this Agreement, shall prohibit any further sublicense or assignment by a SubLicensor without Licensor consent and shall provide that Licensor is a third party beneficiary thereof.   Upon termination of this Agreement or any license granted hereunder for any reason, any sublicenses shall be addressed in accordance with Section 10.6.  Any sublicense which is not in accordance with the forgoing provisions shall be null and void.

2.3           Disclosure of Technological Information.  As of the Effective Date, and thereafter as reasonably required to update the same, Licensor shall use reasonable efforts to disclose to Licensee in confidence the Technological Information licensed hereunder.

2.4           Confidentiality.

(a)           Each Party shall maintain in confidence the Confidential Information (including Technological Information) of the other Party, shall not use or grant the use of the Confidential Information of the other Party except as expressly permitted hereby, and shall not disclose the Confidential Information of the other Party except on a need-to-know basis to such Party's directors, officers and employees, and to such Party's consultants working on such Party's premises, to the extent such disclosure is necessary in connection with such Party's activities as expressly authorized by this Agreement.  To the extent that disclosure to any person is authorized by this Agreement, prior to disclosure, a Party shall obtain, or shall have obtained prior to the date of this Agreement, written agreement of such person to hold in confidence and not disclose, use or grant the use of the Confidential Information of the other Party except as expressly permitted under this Agreement.  Each Party shall notify the other Party promptly upon discovery of any unauthorized use or disclosure of the other Party's Confidential Information.

(b)           For purposes of this Agreement, the term “Confidential Information” shall not include information that was (i) entered the public domain other than by breach of this Agreement; (ii) known to a Party on a non-confidential basis at the time of first receipt from the other Party, or thereafter became known to the Party on a non-confidential basis, prior to such disclosure, from a source other than the other Party or its representatives; provided that such source was not known (or reasonably knowable) by the Party to be bound by a duty of confidentiality to the other Party with respect to such information; or (iii) independently developed by the Party without the developing person(s) having access to any of the other Party’s Confidential Information.

3.   PAYMENTS AND ROYALTIES

3.1           License Fee.  As of the date of this Agreement, Licensee shall pay Licensor, or its designee(s), a non-refundable license fee by issuing and delivering to the transfer agent for the Licensee’s Common Stock irrevocable instructions to issue two million (2,000,000) shares of Licensee’s Common Stock, $.01 par value (the “Shares”). One million five hundred thousand (1,500,000) of such Shares shall be registered in the name of Licensor or its designee(s); and five hundred thousand (500,000) of such Shares (the “Escrow Shares”) shall be registered in the name of Morse, Barnes-Brown & Pendleton, P.C. (the “Escrow Agent”). The Escrow Shares shall be held by the Escrow Agent in escrow pursuant to an escrow agreement, in substantially the form attached as Appendix C to this Agreement (the “Escrow Agreement”) as security for the indemnification obligations of the Licensor pursuant to this Agreement. In the event that the Escrow Shares are insufficient to pay all indemnification claims of the Licensee under this Agreement, including by virtue of the expiration of the escrow period, the Licensor shall be liable for all additional indemnification claims in excess of such value.

3.2           Royalty Fees and Sublicensee Income.  In further consideration of the rights granted under this Agreement, Licensee shall make the following payments to Licensor upon the occurrence of each of the following:

(a)  ten percent (10%) of all Product and Product installation Net Sales;

(b)  five percent (5%) of all Product design and nonrecurring Product or Process Net Sales; and

(c)  five percent (5%) of all Product or Process service agreement Net Sales; and

(d)  thirty percent (30%) of all Sub-license Income received by Licensee from any SubLicensor pursuant to any SubLicensor Agreement entered into by Licensee; and

(e)  thirty percent (30%) of all Net Sales wherein Net Sales includes consideration resulting from formal written agreements between Licensee and end user customers with respect to the splitting of any cost efficiencies achieved by the end user customer in the form of fuel or utility cost savings that are derived from the end user customer’s use of the Products, Processes or Patent Rights, as the case may be.

3.3           Payment.  All payments due to Licensor under Section 3.2 shall be due and payable by Licensee within thirty (30) days after the end of each Reporting Period, and shall be accompanied by a report as set forth in Sections 4.2 and 4.3, respectively.

3.4           Third Party Payments/Right of Offset.  Notwithstanding anything herein to the contrary, in the event that Licensee is legally required to (i) make royalty payments to one or more third parties in order to practice the Patent Rights, or (ii) incur warranty costs arising out of claims pertaining to design flaws in Products that are the subject of the Patent Rights (in whatever form other than those due to defective Product installation claims), Licensee may offset up to one hundred percent (100%) of such third-party payments or incurred warranty costs against any royalty payments that are due under Section 3.2 to Licensor.

3.5           Taxes.  All payments due hereunder shall be paid in full in United States dollars without deduction of taxes or other fees that may be imposed on Licensee by any government and which shall be paid by Licensee.

4.           REPORTS AND RECORDS

4.1           Sales Reports.  Following the First Commercial Sale, Licensee shall deliver reports to Licensor within thirty (30) days after the end of each Reporting Period.  Each report under this Section 4.1 shall have substantially the format outlined in Appendix D, shall be certified as correct by an officer of Licensee and shall contain at least the following information as may be pertinent to a royalty accounting hereunder for the immediately preceding Reporting Period:

(a)	the number of Products and Processes Sold by Licensee, its Affiliates and SubLicensees in the License Territory;

(b)	the amounts billed, invoiced and received by Licensee, its Affiliates and SubLicensees for each Product and Process and total billings or payments due or made for all Products and Processes;

(c)	calculation of Net Sales for the applicable Reporting Period, including an itemized listing of permitted offsets and deductions;

(d)	total royalties payable on Net Sales in U.S. dollars, together with any applicable exchange rates used for conversion; and

(e)	any other payments due to Licensor under this Agreement.

If no amounts are due to Licensor for any Reporting Period, the report shall so state.

4.2           Sublicense Income Reports.  Licensee shall, along with delivering payment as set forth in Section 3.2, report to Licensor within thirty (30) days of receipt the amount of all Sublicense Income received by Licensee, and Licensee’s calculation of the amount due and paid to Licensor from such income, including an itemized listing of the source of income comprising such consideration, and the name and address of each entity making such payments in substantially the format outlined in Appendix D.

4.3           Audit Rights.  Licensee shall maintain, and shall cause each of its Affiliates and SubLicensees to maintain, complete and accurate records relating to the rights and obligations under this Agreement and any amounts payable to Licensor in relation to this Agreement, which records shall contain sufficient information to permit Licensor and its representatives to confirm the accuracy of any payments and reports delivered to Licensor and compliance in all other respects with this Agreement.  Licensee shall retain and make available, and shall cause each of its Affiliates and SubLicensees to retain and make available, such records for at least three (3) years following the end of the calendar year to which they pertain, to Licensor and/or its representatives and upon at least five (5) days’ advance written notice, for inspection during normal business hours, to verify any reports and payments made and/or compliance in other respects under this Agreement.  If any examination conducted by Licensor or its representatives pursuant to the provisions of this Section show an underreporting or underpayment of five percent (5%) or more in any payment due to Licensor hereunder, Licensee shall bear the full cost of such audit and shall remit any amounts due to Licensor within thirty (30) days of receiving notice thereof from Licensor.

5.   PATENT PROSECUTION, IMPROVEMENTS, AND PAYMENTS

5.1           Patent Prosecution.  The filing, prosecution and maintenance of all patents and applications shall be the responsibility of Licensor and Licensor has sole discretion concerning the management of the prosecution thereof; provided, however, Licensee shall cooperate with Licensor, at Licensor’s expense, in such prosecution, filing and maintenance. Licensor, in its reasonable discretion, may elect to abandon any patent or patent application; provided, however, that if it elects to do so, it shall provide at least thirty (30) days advanced notice thereof to Licensee and allow Licensee to elect to be assigned and assume control over these patents, at Licensee’s entire expense.  Licensee shall be relieved of the obligation to pay royalties on any Net Sales or Sublicensee Income that are no longer covered by the Patent Rights as a result of such abandonment and assignment by Licensor, provided that Licensee shall continue to be obligated to pay royalties on any Net Sales or Sublicensee Income that are still subject to the Patent Rights that remain in effect. Payment of all fees and costs relating to the filing, prosecution, and maintenance of the Patent Rights shall be the responsibility of Licensor, whether such fees and costs were incurred before or after the date of this Agreement

5.2           Improvements.

(a)           Licensee hereby agrees and acknowledges that any and all improvements to the Patent Rights and improvements and additions to Technological Information, patentable or unpatentable, made, conceived or reduced to practice by Licensee or Licensor, as the case may be, each of their respective employees, contractors and agents (the “Improvements”) shall belong to Licensor provided, that, as a condition of such ownership, such Improvements shall be considered part of the Patent Rights hereunder licensed to Licensee and further governed accordingly. Licensee hereby  unconditionally assigns to Licensor Licensee’s entire right, title, and interest in and to all the Improvements. Promptly upon request by Licensor, Licensee shall execute and deliver to Licensor all instruments and take such reasonable actions as Licensor may deem helpful to fully vest the foregoing rights in Licensor or to evidence such vesting.

(b)           Licensor may elect to have filed and prosecuted applications for patents based on any Improvements, provided that all costs and expenses related to the filing, prosecution and maintenance of such patents shall be borne equally by Licensee and Licensor.  Licensee shall cooperate with Licensor in such filing, prosecution and maintenance. If Licensor elects not to pursue patent protection on an Improvement, Licensee may do so at its own cost and Licensor shall cooperate with Licensee in such filing, prosecution and maintenance.

6.   THIRD PARTY INFRINGEMENT AND LEGAL ACTIONS

6.1           Notice of Infringement Claim.  Licensee shall inform Licensor promptly in writing of any alleged infringement of the Patent Rights by a third party and of any available evidence thereof.

6.2           Licensor Right to Prosecute.  During the Term, Licensor shall have the right, but shall not be obligated, to prosecute or arbitrate, at its own expense all infringements of the Patent Rights and, in furtherance of such right, Licensee hereby agrees that Licensor may include Licensee as a party plaintiff in any such suit or arbitration, without expense to Licensee.  The total cost of any such infringement action commenced or defended solely by Licensor shall be borne by Licensor, and Licensor shall keep any recovery or damages for past infringement derived therefrom.

6.3           Licensee’s Right to Prosecute.  If within sixty (60) days after having been notified of any alleged infringement, Licensor shall have been unsuccessful in persuading the alleged infringer to desist and shall not have brought and shall not be diligently prosecuting an infringement action, or if Licensor shall notify Licensee at any time prior thereto of its intention not to bring suit or arbitrate any alleged infringement in any jurisdiction, then, and in those events only, Licensee shall have the right, but shall not be obligated, to prosecute at its own expense any infringement of the Patent Rights in such jurisdiction, and Licensee may, for such purposes, use the name of Licensor as party plaintiff.  No settlement, consent judgment or other voluntary final disposition of the suit may be entered into without the consent of Licensor, which consent shall not unreasonably be withheld, conditioned or delayed.  Licensee shall indemnify Licensor against any order for costs that may be made against Licensor in such proceedings.

6.4           Right of Offset.  In the event that Licensee shall be forced to undertake the enforcement and/or defense of the Patent Rights by litigation or arbitration due to Licensor’s inability to undertake such enforcement, Licensee may withhold up to one hundred percent (100%) of the payments otherwise thereafter due Licensor under Section 3.2 hereunder and apply the same toward reimbursement of all of Licensee's expenses, including reasonable attorneys' fees, in connection therewith.  Any recovery of damages by Licensee for each such suit or arbitration shall be for Licensee’s account.

6.5           Declaratory Judgment.  In the event that a declaratory judgment action alleging invalidity or noninfringement of any of the Patent Rights shall be brought against Licensee, Licensor, at its option, shall have the right, within thirty (30) days after commencement of such action, to intervene and take over the sole defense of the action at its own expense.

6.6           Cooperation.  In any infringement suit or arbitration that either Party may institute or defend to enforce the Patent Rights pursuant to this Agreement, the other Party hereto shall, at the request and expense of the Party initiating such suit, cooperate in all respects and, to the extent possible, have its employees testify when requested and make available relevant records, papers, information, samples, specimens and the like.

7.           REPRESENTATIONS AND WARRANTIES

7.1           Each Party represents and warrants to the other Party as follows:

(a)           Organization.  Such Party is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized.

(b)           Authorization and Enforcement of Obligations.  Such Party: (i) has the requisite power and authority and the legal right to enter into this Agreement and to perform its obligations hereunder and (ii) has taken all requisite action on its part to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder.  This Agreement has been duly executed and delivered on behalf of such Party, and constitutes a legal, valid, binding obligation, enforceable against such Party in accordance with its terms.

(c)           Consents.  All necessary consents, approvals and authorizations of all governmental authorities and other persons or entities required to be obtained by such Party in connection with this Agreement have been obtained.

(d)           No Conflict.  The execution and delivery of this Agreement and the performance of such Party’s obligations hereunder: (i) do not conflict with or violate any requirement of applicable laws, regulations or orders of governmental bodies, (ii) do not conflict with, or constitute a default under, any contractual obligation of such Party, and (iii) do not conflict with or result in a breach of any provision of the organizational documents of such Party.

7.2           Licensor warrants to Licensee that:

(a)           Litigation.  Other than a present threat of litigation by Altronic, Inc. related to infringement of U.S. Patent Nos. 6,250,260 or 6,543, 395, there are no actions, suits, proceedings or investigations pending or threatened against Licensor before any court, government or regulatory body, agency, commission, official or any arbitrator that is reasonably expected to have a material adverse effect on Licensor’ ability to consummate the transactions contemplated hereby.

(b)           Intellectual Property.  As of the Effective Date Licensor (i) owns all Patent Rights, Technical Information, and other intellectual property used by Licensor in connection with the performance of its obligations hereunder; (ii) has received no notice of infringement or misappropriation of any alleged rights asserted by any other person or entity in relation to any Patent Rights, Technical Information, or other intellectual property to be used by Licensee in connection with the performance of its obligations hereunder; and (iii) is not aware of any patent, trade secret or other right of any other person or entity that could materially adversely affect Licensor’ ability to consummate the transactions contemplated hereby.  Licensor agrees to immediately notify Licensee in writing in the event that Licensor receives a notice of the type referred to in clause (ii) above or becomes aware of any patent, trade secret or other right of the nature referred to in clause (iii) above.

(c)           Investment Intent.  Licensor is acquiring the Shares for investment for its own account and not for the account of any other person, and not with an immediate intent toward resale or other distribution thereof. Licensor understands that the Shares have not been and will not be registered under the Securities Act of 1933, as amended (the “Securities Act”), and applicable state securities laws and, therefore, cannot be resold unless they are subsequently registered under the Securities Act and applicable state securities laws or unless an exemption from such registration is available. Licensor acknowledges and agrees to the trading restrictions imposed by Section 7.2(d) of this Agreement. Licensor further understands and agrees that, until so registered or transferred pursuant to the provisions of Rule 144 under the Securities Act, all certificates evidencing any of the Shares, whether upon initial issuance or upon any transfer thereof, shall bear legends, prominently stamped or printed thereon, reading substantially as follows:

The shares represented by this certificate have not been registered under the Securities Act of 1933, as amended (the “Securities Act”) and may not be sold, transferred or assigned unless registered under the Act or an opinion of counsel, satisfactory to the corporation, is obtained to the effect that such sale, transfer or assignment is exempt from the registration requirements of the Securities Act.

The shares represented by this certificate may not be sold or otherwise transferred  except pursuant to an Exclusive Patent License Agreement dated June 17, 2009, by which the registered holder of this certificate is bound.

(d)           Trading Restrictions.

(i)           Lock Up Period.  Notwithstanding anything in this Agreement to the contrary Licensor acknowledges and agrees that it shall not, until the 365th day after the Effective Date, sell, hypothecate, transfer or otherwise dispose of, by operation of law or otherwise, or grant any option or purchase right with respect to any Shares or engage in any short sale, hedging transaction or other derivative security transaction involving the Shares; provided, however, that Licensor may pledge the Shares (other than the Escrow Shares) for working capital purposes provided that the pledgee of such Shares agrees in writing to be bound by the terms and conditions of this Agreement. Any sale or other transfer in violation of this Section 7.2(d) shall be null and void. The Licensee shall not be required (a) to transfer on its books any of the Shares which shall have been sold or transferred in violation of this Section 7.2(d), or (b) to treat as owner of such Shares or to pay dividends to any transferee to whom any such Shares shall have been so sold or transferred.

(ii)           Transfer Exemption.  The restrictions set forth in this Section 7.2(d) shall not apply to (a) transfers of Shares (other than Escrow Shares) to or for the benefit of any spouse, child or grandchild of Licensee, or to a trust, limited liability company, family limited partnership or similar entity for the benefit of any of the foregoing, including transfers by will or the laws of descent and distribution; provided, however, that, it shall be a condition of each such transfer, that (i) the transferee agrees to be bound by the terms of this Section 7.2(d) as though no such transfer had taken place, and that (i) Licensor has complied with all applicable laws in connection with such transfer, or (b) with the prior written approval of the Licensee’s chief executive officer, which approval shall not be unreasonably withheld, other privately negotiated transfers not involving a broker and which are not otherwise publicly reportable.

7.3	Licensee warrants to Licensor that:

(a) Commercial Efforts. Licensor shall make commercially reasonable efforts to commercialize Products pursuant to this Agreement. The parties hereby agree to meet and confer in good faith regarding efforts to commercialize Products and Processes at least annually during the Term and, if Licensor believes present efforts to be inadequate, to negotiate in good faith regarding commercially reasonable goals to commercialize Products and Processes planned for the year immediately following such meeting.  Thereafter, Licensee shall make reasonable efforts to accomplish said goals.

(b) Change in CEO. Licensee warrants that the holder of the position of Chief Executive Officer of Licensee, currently Lyle Jensen, will not change for twenty-four (24) months after the Effective Date.  In the event that such a change occurs, upon Licensor’s request, the Parties will enter into good faith negotiations regarding a potential termination of this Agreement and the revocation of the license granted hereunder.  As a condition of such a potential termination and revocation, Licensor shall be required to pay Licensee a break up fee that will include, by way of example but not limitation, the amount of Licensee’s paid-in-capital and incurred debt pertaining to, and/or resulting from, this Agreement, the Shares issued pursuant to the License Fee in Section 3.1 above, and an agreed upon allocation of future Licensor profits resulting from the Patent Rights.

8.   INDEMNIFICATION

8.1        Indemnification.

(a)
Licensor.  Licensor shall indemnify and hold harmless Licensee and its Affiliates and their respective directors, officers, employees and agents, and their respective successors, heirs and assigns from and against all losses, liabilities, damages and expenses, including reasonable attorneys’ fees and costs, to the extent resulting from any claims, demands, actions or other proceedings by any Third Party arising out of (a) the material breach of any representation, warranty or covenant by Licensor under this Agreement, (b) the gross negligence or intentional misconduct of Licensor or its Affiliates or (c) any infringement or alleged infringement by (i) Licensee or Affiliate, or (ii) any SubLicensor, Distributor, customer or affiliate thereof, of U.S. Patent numbers 6,250,260 or 6,543,395 or any foreign patent, patent application or Letters Patent or the equivalent thereof issuing thereon, with respect to the manufacturing, marketing, sale or use of any Product or Process.

(b)
Licensee.  Licensee shall indemnify, defend and hold harmless Licensor and its Affiliates and their respective directors, officers, employees, and agents and their respective successors, heirs and assigns, from and against any liability, damage, loss or expense (including reasonable attorneys’ fees and expenses of litigation) incurred by or imposed upon such indemnitees or any one of them in connection with any claims, suits, actions, demands or judgments arising out of any theory of product liability (including, but not limited to, actions in the form of contract, tort, warranty, or strict liability) concerning any Product or Process made, used, Sold, or performed pursuant to any Patent Rights or license granted under this Agreement.

(c)
Each Party (the “Indemnifying Party”) agrees, at its own expense, to provide attorneys reasonably acceptable to the other Party (the “Indemnified Party”) to defend against any actions brought or filed against the Indemnified Party with respect to the subject of indemnity contained herein, whether or not such actions are rightfully brought; provided, however, that any Indemnified Party shall have the right to retain its own counsel, at the expense of the Indemnifying Party, if representation of such Indemnified Party by counsel retained by the Indemnifying Party would be inappropriate because of conflict of interests of such Indemnified Party and any other party represented by such counsel.  The Indemnifying Party agrees to keep the Indemnified Party informed of the progress in the defense and disposition of such claim and to consult with the Indemnified Party prior to any proposed settlement.

(c)	This Section 8.1 shall survive expiration or termination of this Agreement.

9. DISCLAIMER OF WARRANTIES; LIMITATION OF LIABILITY

9.1           No Warranties.  EXCEPT AS SET FORTH IN THIS AGREEMENT, LICENSOR MAKES NO REPRESENTATIONS OR WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, CONCERNING THE PATENT RIGHTS GRANTED HEREUNDER, INCLUDING, WITHOUT LIMITATION, WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NONINFRINGEMENT, VALIDITY OF PATENT RIGHTS CLAIMS, WHETHER ISSUED OR PENDING, AND THE ABSENCE OF LATENT OR OTHER DEFECTS, WHETHER OR NOT DISCOVERABLE, AND HEREBY DISCLAIMS THE SAME.  SPECIFICALLY, AND NOT TO LIMIT THE FOREGOING, EXCEPT AS SET FORTH IN THIS AGREEMENT, LICENSOR MAKES NO WARRANTY OR REPRESENTATION (i) REGARDING THE VALIDITY OR SCOPE OF ANY OF THE CLAIM(S), WHETHER ISSUED OR PENDING, OF ANY OF THE PATENT RIGHTS, AND (ii) THAT THE EXPLOITATION OF THE PATENT RIGHTS OR ANY PRODUCT OR PROCESS WILL NOT INFRINGE ANY PATENTS OR OTHER INTELLECTUAL PROPERTY RIGHTS OF ANY THIRD PARTY.

9.2           Limitation of Liability.  IN NO EVENT SHALL EITHER PARTY OR ANY OF ITS AFFILIATES OR ANY OF THEIR RESPECTIVE DIRECTORS, OFFICERS, EMPLOYEES AND AGENTS BE LIABLE TO THE OTHER PARTY OR ANY OF ITS AFFILIATES OR ANY OF THEIR RESPECTIVE DIRECTORS, OFFICERS, EMPLOYEES AND AGENTS FOR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES OF ANY KIND ARISING IN ANY WAY OUT OF THIS AGREEMENT OR THE LICENSE GRANTED HEREUNDER, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY, INCLUDING WITHOUT LIMITATION ECONOMIC DAMAGES OR INJURY TO PROPERTY OR LOST PROFITS, REGARDLESS OF WHETHER EITHER PARTY SHALL BE ADVISED, SHALL HAVE OTHER REASON TO KNOW, OR IN FACT SHALL KNOW OF THE POSSIBILITY OF THE FOREGOING.

10.   TERM AND TERMINATION

10.1       Term.  The term of this Agreement (the “Term”) shall commence on the Effective Date and shall remain in effect until the later of:

(a)	the date on which all issued patents and filed patent applications within the Patent Rights have expired or been abandoned, and

(b)	one (1) year after the last Sale for which a royalty is due under Section 3.2 or one (1) year after such expiration or abandonment date set forth in Section 10.1(a) above, whichever is earlier;

unless this Agreement is terminated earlier in accordance with any of the other provisions of this Section 10.

10.2           Termination for Failure to Pay.  If Licensee fails to make any payment due hereunder, Licensor shall have the right to terminate this Agreement upon thirty (30) business days written notice, unless Licensee makes such payments within said thirty (30) day notice period.  If payments are not made, Licensor may immediately terminate this Agreement at the end of said thirty (30) day period.

10.3           Termination for Insolvency.  Licensor shall have the right to terminate this Agreement immediately upon written notice to Licensee with no further notice obligation or opportunity to cure if Licensee: (i) shall become insolvent; (ii) shall make an assignment for the benefit of creditors; or (iii) or shall have a petition in bankruptcy filed for or against it.

10.4           Termination for Non-Financial Default.  If Licensee, any of its Affiliates or any SubLicensee shall default in the performance of any of its other obligations under this Agreement not otherwise covered by the provisions of Section 10.2 and 10.3, and if such default has not been cured within sixty (60) days after notice by Licensor in writing of such default, Licensor may immediately terminate this Agreement at the end of said sixty (60) day cure period.

10.5           Effect of Termination on Sublicenses.  Any sublicenses granted by Licensee under this Agreement shall provide for termination or assignment to Licensor of Licensee’s interest therein, at the option of Licensor, upon termination of this Agreement or upon termination of any license hereunder under which such sublicense has been granted.

10.6           Effects of Termination of Agreement.  Upon termination of this Agreement for any reason, the license grant to the Patent Rights and Technical Information shall also terminate. Final reports in accordance with Section 4 shall be submitted to Licensor and all royalties and other payments, accrued or due to Licensor as of the termination date shall become immediately payable.  Licensee shall cease, and shall cause its Affiliates and SubLicensees to cease under any sublicense granted by Licensee, all Sales and uses of Products and Processes upon such termination, subject to Section 10.7.  The termination or expiration of this Agreement or any license granted hereunder shall not relieve Licensee, its Affiliates or SubLicensees of obligations arising before such termination or expiration.

10.7           Inventory.  Upon early termination of this Agreement other than for Licensee default, Licensee, Licensee Affiliates and SubLicensees may complete and sell any work-in-progress and inventory of Products that exist as of the effective date of termination provided that (i) Licensee pays Licensor the applicable running royalty or other amounts due on such Net Sales in accordance with the terms and conditions of this Agreement, and (ii) Licensee, Licensee Affiliates and SubLicensees shall complete and sell all work-in-progress and inventory of Products within six (6) months after the effective date of termination.  Upon expiration of this Agreement, Licensee shall pay to Licensor the royalties set forth in Section 3.2 for Sales of any Product that was in inventory or was a work-in-progress on the date of expiration of the Agreement.

11.   MISCELLANEOUS

11.1           Entire Agreement.  This Agreement constitutes the entire understanding between the Parties with respect to the subject matter hereof.

11.2           Notices.  Any notices, reports, waivers, correspondences or other communications required under or pertaining to this Agreement shall be in writing and shall be delivered by hand, or sent by a reputable overnight mail service (e.g., Federal Express), or by first class mail (certified or registered), or by facsimile confirmed by one of the foregoing methods, to the other party.  Notices will be deemed effective (a) three (3) working days after deposit, postage prepaid, if mailed, (b) the next day if sent by overnight mail, or (c) the same day if sent by facsimile and confirmed as set forth above or delivered by hand.  Unless changed in writing in accordance with this Section, the notice address for each of the Parties shall be as follows:

If to Licensor:

American Power Group, Inc.
61 Smith Circle
Algona Iowa, 50511
Attention: ____________________
Telephone: ___________________
Facsimile: ____________________

If to Licensee:

GreenMan Technologies, Inc.
205 South Garfield
Carlisle, Iowa 50047
Attention: Charles E. Coppa, CFO
Telephone: ___________________
Facsimile: ____________________

11.3           Amendment; Waiver.  This Agreement may be amended and any of its terms or conditions may be waived only by a written instrument executed by an authorized signatory of the Parties or, in the case of a waiver, by the Party waiving compliance.  The failure of either Party at any time or times to require performance of any provision hereof shall in no manner affect its rights at a later time to enforce the same.  No waiver by either Party of any condition or term shall be deemed as a further or continuing waiver of such condition or term or of any other condition or term.

11.4           Binding Effect.  This Agreement shall be binding upon and inure to the benefit of and be enforceable by the Parties hereto and their respective permitted successors and assigns.

11.5           Assignment.  Neither this Agreement nor any right or obligation hereunder may be assigned or delegated, in whole or part, by either Party without the prior express written consent of the other.  Any permitted assignee shall assume all obligations of its assignor under this Agreement.  Any purported assignment in violation of this Section 11.5 shall be void.

11.6           Force Majeure.  Neither Party shall be responsible for delays resulting from causes beyond the reasonable control of such Party, including without limitation fire, explosion, flood, war, sabotage, strike or riot, provided that the nonperforming Party uses commercially reasonable efforts to avoid or remove such causes of nonperformance and continues performance under this Agreement with reasonable dispatch whenever such causes are removed.

11.7           Use of Name; Press Release.

(a)           Neither Party shall use the name of the other Party or of any director, officer, employee, or agent of the other Party or any adaptation thereof in any advertising, promotional or sales literature, publicity without the prior written approval of the Party.

(b)           The Parties have agreed upon a joint disclosure of the nature, general terms and other agreed aspects of the Agreement in a joint press release in the form set forth in Schedule 11.7.  The wording of any other press release must be agreed by both parties in advance of its release.  Notwithstanding the foregoing, each Party shall have the right to issue press releases, immediately and without prior consent of the other Party, that disclose any information required by the rules and regulations of the United States Securities and Exchange Commission or similar federal, state or foreign authorities, as determined in good faith by independent legal counsel to the disclosing Party; provided, that the disclosing Party shall notify the other Party of any such disclosure in advance and the disclosing Party shall seek confidential treatment of any information that the other Party reasonably requests be maintained as confidential.

11.8           Governing Law/Dispute Resolution.

(a)           Governing Law.  This Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of Iowa, excluding with respect to conflict of laws and each party irrevocably (i) agrees that any action or proceeding arising from or relating to this Agreement may be brought only in the courts of Iowa or the U.S. District Court located in [Des Moines/Iowa City], Iowa, (ii) consents, for itself and in respect of its property, to the jurisdiction of each such court in any such action or proceeding, and (iii) waives any objection to proceeding in such venue, including that the forum is inconvenient

(b)           Dispute Resolution.  In the event of any dispute or disagreement hereunder, each Party agrees that it will appoint a representative, with authority to bind it to a resolution of the dispute, who will participate in face-to-face negotiations to attempt to resolve the dispute. If the Parties cannot resolve any such dispute by mutual agreement within twenty (20) days of either Party notifying the other of such dispute, either Party may require the matter to be subject to mediation.  The Parties agree that they will participate in good faith in the foregoing negotiations and mediation (including appointment of a mediator), which sessions shall take place at the offices of the Party receiving the notice of dispute, unless the Parties mutually agree upon another location.  The Parties will share the cost of the mediation, except each Party shall bear its own costs.

If the dispute is not resolved by mediation within thirty (30) days after mediation is elected, then either Party may commence a civil action in any court of competent jurisdiction.  No litigation shall be commenced until at least sixty (60) days after receipt of notice invoking this dispute resolution clause.  Nothing herein shall preclude the Parties from agreeing to submit any dispute to arbitration under the Commercial Rules and auspices of the American Arbitration Association or otherwise, or preclude a Party from attempting to seek injunctive or provisional relief to enforce this clause or to protect its rights pending settlement.

If the parties elect arbitration, then it shall be held in Des Moines or Iowa City, Iowa, as the case may be, under the Commercial Rules and auspices of the American Arbitration Association, by a single arbitrator selected in accordance with those rules. The costs of the arbitration shall be shared by the Parties, though each shall bear its own costs.  The arbitrator(s) shall have no authority to award punitive damages.  Notwithstanding the foregoing, the Parties reserve the right to obtain injunctive relief to compel arbitration, enforce an arbitration award, prevent disclosure of trade secrets, and otherwise protect its intellectual property from infringement.

11.9           Severability.  If any provision(s) of this Agreement are or become invalid, are ruled illegal by any court of competent jurisdiction or are deemed unenforceable under then current applicable law from time to time in effect during the Term hereof, it is the intention of the Parties that the remainder of this Agreement shall not be effected thereby.  It is further the intention of the Parties that in lieu of each such provision which is invalid, illegal or unenforceable, there be substituted or added as part of this Agreement a provision which shall be as similar as possible in economic and business objectives as intended by the parties to such invalid, illegal or enforceable provision, but shall be valid, legal and enforceable.

11.10           Survival.  In addition to any specific survival references in this Agreement, Sections 1, 3.2, 4.2, 4.3, 7.3, 8.1, 9.1, 9.2, 10.6, 10.7, 10.8, 11.1, 11.2, 11.3, 11.4, 11.7, 11.8, 11.9, 11.10, 11.11, and 11.12 shall survive termination or expiration of this Agreement.

11.11           Interpretation.  The Parties hereto are sophisticated, have had the opportunity to consult legal counsel with respect to this transaction and hereby waive any presumptions of any statutory or common law rule relating to the interpretation of contracts against the drafter.

11.12           Headings.  All headings are for convenience only and shall not affect the meaning of any provision of this Agreement.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives as of the Effective Date first written above.

American Power Group, Inc.	GreenMan Technologies, Inc.

BY: /s/ Rick Kremer	BY: /s/ Lyle Jensen
Name:	Name:

TITLE: __________________________	TITLE: President & CEO

DATE: 6/17/09	DATE: 6/17/09

BY: /s/ Mike Schiltz
Name:

TITLE: __________________________

DATE: 6/17/09

Appendix A

DESCRIPTION OF PATENT RIGHTS

Attach Copy of Patent

Appendix B

DESCRIPTION OF TECHNOLOGICAL INFORMATION

See Definition in Paragraph 1.14

Appendix D
SALES REPORTS

AGREEMENT INCOME REPORT	Royalty Income

Licensor -
Sub-Licensor -

Separate reports must be filed for:
1.	Each Product sold.
2.	Each country of sale, if different deductions or royalty rates apply.

Product Name:

Report Time Period:

From	mm/dd/yyyy

To	mm/dd/yyyy

Country of Sale

Quantity Sold

Gross Sales (USD)	$	$	$

Exchange Rate

Deductions and Credits (Itemize)
Please list each deduction and credit separately.
Use same definition as appears in Agreement and include the contract paragraph as a reference.

1.
2.
3.
4.

Net Sales

Royalty Percentage

Royalty Due	$	$	$

PLEASE ATTACH DETAIL SALES REPORTS AS REQUIRED

Appendix D
SALES REPORTS

AGREEMENT INCOME REPORT	SUBLICENSE INCOME

Licensor -
Sub-Licensor -

Separate reports must be filed for Payments associated with each Product:

Product Name:

Report Time Period:

From	mm/dd/yyyy

To	mm/dd/yyyy

Detailed Explanation of Payment Required for “Other Payment”

Royalty Payments	$

Sublicense Fees and Royalties	$

Other Payment	$

Other Payment	$

Other Payment	$

TOTAL	$

PLEASE ATTACH DETAIL AS REQUIRED